Exhibit 99.1

News Release

Sanchez Energy Announces Departure of the

Company’s Chief Financial Officer, Gleeson Van Riet, and

Names Garrick (“Rick”) Hill Interim Co-Chief Financial Officer

HOUSTON—(Marketwired)—March 7, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced that Gleeson Van Riet, Senior Vice President and Chief Financial Officer of the Company, plans to resign from the position of Chief Financial Officer effective March 30, 2016 for personal reasons.  Effective immediately, the Company has named Garrick (“Rick”) Hill as Interim Co-Chief Financial Officer.

“Since joining us in 2013, Gleeson has contributed to the strategic management, favorable positioning and growth of Sanchez Energy,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “Having recently led the Company’s annual audit process, our first with the “Big Four” accounting firm KPMG, to a successful conclusion and the filing of our Form 10-K for fiscal year-end 2015, he now wishes to return his focus to capital markets activities. This is an area in which he has worked for most of his career, including in his initial capacity with Sanchez Energy.  With $735 million in total liquidity at year-end 2015, we believe that the Company is well positioned to continue its track record of success with a strong balance sheet, a solid capital structure, and an attractive asset base with a deep drilling inventory.  Gleeson will remain Chief Financial Officer until March 30.  To ensure continuity while we conduct a thorough search to permanently fill the position of Chief Financial Officer, Gleeson will transition those responsibilities to Rick Hill on an interim basis.”

Mr. Hill has over 27 years of industry experience that encompasses energy finance, risk management, treasury, and investor relations activities, most recently as Senior Vice President, Investor Relations for Sanchez Production Partners LP (“SPP”) and Treasurer, Assistant Secretary, and Vice President, Risk Management of Sanchez Production Partners GP LLC, SPP’s general partner.

The Company has retained Spencer Stuart to assist in the process of searching for a new permanent Chief Financial Officer.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

Company contact:

Garrick (Rick) Hill

Interim Co-Chief Financial Officer

(713) 783-8000